Exhibit 99.1

GLOBAL EARTH ENERGY INC. (GLER) ANNOUNCES ACQUISITION OF INCOME-PRODUCING ASSET TO COMPANY

Wilmington, North Carolina-April 30, 2013-Global Earth Energy Inc.‘s (GLER.OTCQB).  President, Mr. Sydney A. Harland, announces that GLER will acquire an income-producing asset, the Naylor Apartment Complex, located at, 2585 Naylor Road SE, Washington, DC 20020.

Financial details are as follows:

Multi-Units-15

Gross Revenue-$231,135.00

Expenses-$48,739.00

Net Operating Income-$182,396.00

Net Income Available for Cash Flow-$151,997.00

This acquisition, through an assignment of purchase contract, will be paid for through the issuance of, $2,500,000.00 in Convertible Promissory Note, yielding 2% interest-only (against assignment of rental income & leases), convertible into 10,000,000 shares of GLER common stock.

Instrumental in originating and developing the capital structure for this proposed acquisition was, Mr. Meier (Mack) Frankel, who was recently added to the Board of Directors of Global Earth Energy, Inc. Mr. Frankel is an accomplished financier, and has demonstrated remarkable speed with the consummation of this acquisition.  The transaction is expected to close within 30-days.

Nationwide Appraisal Network, LLC, 250 Pine Avenue, Suite A, Oldsmar, FL 34677, Tel: 888-760-8899, issued the compliance certificate for the appraisal. Appraisal was prepared by, Phillip C. Elliott, Certified General Real Estate Appraiser of, Columbia Realty Advisors, Inc., 9601 Baltimore Avenue, College Park, MD 20740.  As of, November 30, 2012 said appraisal came in at, $2,000,000.00  Nevertheless, this transaction was still consummated on the merits of a, “cash-less basis,” with the purchase of the property for an exchange of a negotiable instrument, namely, through the issuance of a convertible note. Escrow Closing has been decided for method of settlement between parties. Escrow Agent is, Settlement Corp., 5301 Wisconsin Ave. NW #710, Washington, DC 20015, Tel: 202-537-0005.

This transaction is a commercial real estate endeavor under a corporate venture, and has nothing to do with the “loan modifications” of, “inflated mortgages,” being undertaken on the non-owner occupied, absentee-ownership, residential properties Mr. Frankel is negotiating with the certain banks.

Mr. Frankel’s experience in deal structuring, acquisitions, and structured-financing will be invaluable to Global Earth Energy as it looks to broaden its corporate strategic direction and enhance profitability for the company.

For more information about Global Earth Energy please contact,Mr. Sydney A. Harland or Mr. Meier (Mack) Frankel at 1-910-270-7749 and/or Rich Kaiser, YES INTERNATIONAL, Investor Relations, 757-306-6090, http://www.globalearthenergy.com/

This news release contains forward-looking statements which involve known and unknown risks, delays, and uncertainties not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or expectations implied by these forward-looking statements.

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